Exhibit 10.3
Execution Copy

WAIVER AND SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
(2005)

This Waiver and Second Amendment dated as of February 17, 2009 (this “Second Amendment”) to the Note Purchase Agreement dated as of September 29, 2005 as amended by the First Amendment thereto dated February 1, 2008 (the “Note Purchase Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).

RECITALS:

A.           The Company and the Noteholders are parties to the Note Purchase Agreement pursuant to which the Company issued the  $75,000,000 4.91% Senior Notes Due September 29, 2015 (the “Notes”).

B.           The Company has advised the Noteholders that an Event of Default has occurred under the Note Purchase Agreement  due to a breach of Sections 10.1 and 10.9 of the Note Purchase Agreement for the period of four consecutive fiscal quarters ended December 31, 2008 (the “Existing Events of Default”).

C.           The Company has requested that the Noteholders waive the Existing Events of Default.  The Company has further requested that the Noteholders agree to certain amendments to the Note Purchase Agreement as set forth below.

D.           Subject to the terms and conditions set forth herein, the Noteholders are willing to waive the Existing Events of Default and amend the Note Purchase Agreement in the respects, but only in the respects, set forth in this Second Amendment.

E.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement, as amended hereby, unless herein defined or the context shall otherwise require.

F.           All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.          WAIVER AND AMENDMENTS.

Effective as of the Effective Date (as defined in Section 4 hereof), the Company and the Noteholders agree that the Note Purchase Agreement and the Notes are amended as follows:

1.1           Each reference in the Note Purchase Agreement to “4.91%” on the cover page, in the table of contents, in document headers, in Section 1, in the Purchaser Schedule and in the title of each of the outstanding Notes is hereby deleted.  The reference to “at the rate of (a) 4.91% per annum” in the first paragraph of each of the outstanding Notes in replaced with “at (a) the Applicable Rate per annum”.  The reference to “6.91%” in the in the first paragraph of each of the outstanding Notes in replaced with “the Applicable Rate plus 2.00%”.

1.2           Section 2.2 of the Note Purchase Agreement is amended and restated as follows:

“Section 2.2           Security for the Notes; Subsidiary Guaranties.

(a)           The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by each Domestic Subsidiary of the Company pursuant to the Subsidiary Guaranty, to the extent such Guaranty is required pursuant to Section 9.8 hereof.

(b)           The obligations of the Company under this Agreement and the Notes will be secured pursuant to the Collateral Documents and in accordance with Section 9.9 hereof.

(c)           The enforcement of the rights and benefits in respect of the Collateral Documents and the allocation of proceeds thereof and of the Subsidiary Guaranty shall be subject to the Intercreditor  Agreement.”

1.3           Section 5.3 of the Note Purchase Agreement is amended by amending and restating the last sentence thereof as follows:

“Since March 31, 2008, except as reflected in or contemplated by the January 2009 Financial Forecast, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.”

1.4           New Section 5.21 and 5.22 are added to the Note Purchase Agreement as follows:

“Section 5.21.       Credit Agreement Debt. As of the Second Amendment Effective Date, the outstanding principal balance of the Debt outstanding under the Credit Agreement is $94,000,000 and all Loan Documents (as defined in the Credit Agreement as in effect on the date hereof) (including the amendment and other agreements and documents executed on or about the date hereof) have been delivered to the holders prior to or concurrently with the Second Amendment Effective Date.  After giving effect to the amendment to the Credit Agreement referenced in Section 4(c) of the Second Amendment, there is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under the Credit Agreement or any other Loan Document (as defined in the Credit Agreement as in effect on the date hereof).

Section 5.22.         Projections. The January 2009 Financial Forecasts were prepared by or on behalf of the Company in good faith and on the basis of the assumptions stated therein and such assumptions were believed by the Company to be reasonable at the time prepared.  No facts are known to the Company as of the Second Amendment Effective Date which, if reflected in such January 2009 Financial Forecasts, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.”

1.5           Section 7.1(b) of the Note Purchase Agreement is further amended by adding, after the words “accompanied by an opinion thereon”, the following parenthetical phrase:

“(without a “going concern” or like qualification or exception (other than for the fiscal year ending March 31, 2009) and without any qualification or exception as to the scope of the audit on which such opinion is based)”

1.6           Section 7.1 of the Note Purchase Agreement is amended by deleting clause (g) thereof and adding the following in its place:

“(g)          if requested by the Required Holders, within 20 days after the end of each month (commencing with the first month ending at least 15 days after such request), for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, all certified by a Senior Financial Officer;

(h)           promptly after the delivery thereof, copies of any reports by the Company Financial Advisor delivered to the Company, the board of directors of the Company or any committee thereof at any time;

(i)             promptly upon the request of the Required Holders, an appraisal of the inventory of the Company and its Domestic Subsidiaries, at the expense of the Company, by a valuation or appraisal firm reasonably satisfactory to the Required Holders, provided that, if no Default or Event of Default has occurred, not more than one such appraisal per fiscal year of the Company shall be at the expense of the Company;

(j)             promptly upon the request of the Required Holders, a consolidated thirteen week rolling cash flow statement of the Company and its Subsidiaries, to be updated by the Company weekly thereafter, and in form and detail acceptable to the Required Holders;

(k)            if requested by the Required Holders, within 20 days after the end of each month (commencing with the first month ending at least 15 days after such request), a schedule detailing the inventory of the Company and its Subsidiaries, a schedule and aging of the accounts receivable and payable of the Company and its Subsidiaries and a schedule of daily cash balances of the Company and its Subsidiaries, each in form and detail satisfactory to the Required Holders and with such supplemental information relating thereto as requested by the Required Holders;

(l)             promptly upon receipt thereof, any notice received from the Bank Agent, any Bank or other agent or trustee therefor and any notice that the Company or any of its Subsidiaries is subject to any investigation of any kind by any governmental entity or stock exchange;

(m)           immediately after becoming aware thereof, notice of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Company or any of its Subsidiaries in a manner;

(n)           with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Notwithstanding the above, if any report or other information required under this Section 7.1 is due on a day that is not a Business Day, then such report or other information shall be required to be delivered on the first day that is a Business Day after such day.”

1.7           Clause (a) of Section 7.2 of the Note Purchase Agreement is amended by replacing the reference therein to “Section 10.1 through Section 10.4” with “Section 10.1 through Section 10.5, Sections 10.11, 10.12, 10.14 and 10.15”.

1.8           Section 8.1 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 8.1.         Required Prepayments.

(a) Scheduled Prepayment of the Notes. On March 29, June 29, September 29 and December 29 of each year beginning with December 29, 2011 and ending with June 29, 2015, the Company will prepay $4,687,500 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided any partial prepayment of the Notes pursuant to Section 8.1(b) or Section 8.2 shall be applied in satisfaction of the required payments of principal thereof (including the required payment of principal due upon the maturity thereof) becoming due under this Section 8.1(a) in the inverse order of their scheduled due dates and provided further that that upon any prepayment or purchase of the Notes pursuant to Section 8.5 or 8.7 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1(a) on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. The remaining outstanding principal amount of the Notes, together with any accrued and unpaid interest therein, shall become due on September 29, 2015, the maturity date of the Notes.

(b)           Required Prepayment Pursuant to Intercreditor Agreement.  If any amounts are to be applied to the principal of the Notes on any date pursuant to the terms of the Intercreditor Agreement, such principal amount of the Notes, together with interest thereon to such date and together with the Make-Whole Amount, if any, with respect to each Note, shall be due and payable on such date.”

1.9           Section 8.2 of the Note Purchase Agreement is amended by adding the following paragraph at the end thereof as follows:

“Notwithstanding the foregoing provisions of this Section 8.2, the Company shall not at any time make an optional prepayment of the Notes unless either (1) such prepayment is in an amount equal to all of the outstanding principal amount of the Notes, together with interest accrued thereon to the date of prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount, and prior to or concurrently with such prepayment the Intercreditor Agreement is terminated or (2) prior to such prepayment, the Intercreditor Agreement shall have been amended in form and substance satisfactory to the holders, and such amendment shall be in full force and effect.”

1.10          Section 8.3 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 8.3.         Allocation of Partial Prepayments.   In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 8.7 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.”

1.11           Section 8.6 of the Note Purchase Agreement is amended by amending the following defined term therein in its entirety as follows:

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1(b), Section 8.2 or Section 12.1; provided further that, for the purposes of calculating “Remaining Schedule Payments” the interest rate shall be deemed to be (a) when an Default or Event of Default has occurred and is continuing, 10.00% and (b) when no Default or Event of Default has occurred and is continuing, (i) during a Credit Rating Adjustment Period, 7.50% and (ii) at all other times, 4.91%.

1.12           Section 8.6 of the Note Purchase Agreement is further amended by replacing the references to “Section 8.2” in the definitions of “Called Principal” and “Settlement Date” with “Section 8.1(b) or Section 8.2”.

1.13           Section 8.8 of the Note Purchase Agreement is hereby deleted.

1.14           Section 9.1 of the Note Purchase Agreement is amended by replacing the reference to “Section 10.8” therein with “Section 10.9”.

1.15           Section 9.5 of the Note Purchase Agreement is amended by replacing the reference to “Section 10.4” therein with “Section 10.5” and by replacing each reference to “Section 10.5” therein with “Section 10.6”.

1.16           Section 9.6 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 9.6.           Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future Secured Obligations.

1.17           Section 9.8 of the Note Purchase Agreement is amended and restated in its entirety as follows:

“Section 9.8          Guaranty by Subsidiaries.

(a)           (i) The Company will cause each Domestic Subsidiary which is not a party to a Subsidiary Guaranty to execute and deliver to the holders a Subsidiary Guaranty, or a joinder agreement in respect thereof, provided that each Domestic Subsidiary in existence on the Second Amendment Effective Date that is not signing a Subsidiary Guaranty on the Second Amendment Effective Date shall not be required to be a Subsidiary Guarantor so long as (and only for so long as) it does not qualify as a Significant Subsidiary (and the Company represents that each Domestic Subsidiary in existence on the Second Amendment Effective Date that is not signing a Subsidiary Guaranty on the Second  Amendment Effective Date is not a Significant Subsidiary).  (ii) Notwithstanding the foregoing, each Domestic Subsidiary that is a borrower, guarantor or otherwise an obligor of any obligations of the Company or any Subsidiary under the Credit Agreement or the 2006 Note Agreement shall, on or prior to the date when such Domestic Subsidiary becomes an obligor under the Credit Agreement or the 2006 Note Agreement, become a Subsidiary Guarantor hereunder and the Company shall cause such Domestic Subsidiary to (1) deliver such Subsidiary Guaranty, or joinder thereto, together with such other documents, opinions and information as the Required Holders reasonably may require regarding such Subsidiary and the enforceability of such Subsidiary Guaranty and (2) comply with the provisions of Section 9.9.

(b)           The Company shall cause each Domestic Subsidiary required to become a Subsidiary Guarantor under Section 9.8(a)(i) to execute and deliver to each of the holders the documents required under Section 9.8(a)(i) within 30 days of the date such Domestic Subsidiary becomes subject thereto, together with such other documents, opinions and information as the Required Holders reasonably may require regarding such Subsidiary and the enforceability of such Subsidiary Guaranty.”

1.18           Section 9.9 of the Note Purchase Agreement is amended and restated as follows and new Sections 9.10 and 9.11 are added to the Note Purchase Agreement as follows:

“Section 9.9.     Collateral Security; Further Assurances.

(a)           To secure the payment when due of the Secured Obligations (subject to the Intercreditor Agreement), the Company shall execute and deliver, or cause to be executed and delivered, to the Collateral  Agent, Collateral Documents granting or providing for the following:

(i)            Security Agreements granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and subject to the sharing provisions to be contained in the Intercreditor Agreement, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Company and of each Subsidiary Guarantor, subject to any exclusions described in the Intercreditor Agreement or approved by the Required Holders.  Notwithstanding the foregoing, with respect to Liens granted by the Company or any Subsidiary Guarantor on the Equity Interests of any Foreign Subsidiary, such Lien shall not exceed 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Company or any Subsidiary Guarantor.  Notwithstanding the foregoing, at any time after a Default or Event of Default has occurred or if the Required Holders determine that the Company will not incur a material tax liability as result of such greater pledge, the Company shall, upon the request of the Required Holders, have the balance of the Equity Interests of its Foreign Subsidiaries pledged to the Collateral Agent to secure, subject to the Intercreditor Agreement, the Secured Obligations.

(ii)           Mortgages granting a Lien on all present and future real property of the Company and of each Subsidiary Guarantor to the extent such Liens are required by or on behalf of any holder of the Notes, any holder of the Notes (as defined in the 2006 Note Purchase Agreement), the Bank Agent, or any Bank.

(iii)           Any other property or assets of the Company and its Domestic Subsidiaries required to be included in the “Collateral” under the Credit Agreement, the 2006 Note Purchase Agreement.

(b)           On or before the Second Amendment Effective Date (or April 30, 2009 in the case of Collateral Documents relating to the Collateral described in Section 9.9(a)(ii) or such later date agreed to by the Required Holders, provided that the Company shall use commercially reasonable efforts to complete such Collateral Documents as soon as practical), the Company shall cause all Collateral Documents as reasonably requested by the Required Holders to be, in each case duly executed and delivered on behalf of the Company and the Subsidiary Guarantors, as the case may be, granting to the Collateral Agent for the benefit of the Secured Parties the support specified in Section 9.9 of this Agreement, together with: (u) such resolutions, certificates and opinions of counsel as reasonably requested by the Required Holders; (v) the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Required Holders may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements, Mortgages and other filings which the Required Holders may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Collateral Agent thereunder, together with Uniform Commercial Code record searches and other Lien searches in such offices as the Required Holders may request; (w) evidence that the casualty and other insurance required pursuant to the Transaction Documents is in full force and effect; (x) originals of all instruments and certificates representing all of the outstanding shares of capital stock and other securities and instruments to be pledged thereunder, with appropriate stock powers, endorsements and other powers duly executed in blank; (y) such other evidence that Liens creating a first priority security interest, subject to the Intercreditor Agreement, in the Collateral shall have been created and perfected as requested by the Required Holders; and (z) the satisfaction of all other conditions in connection with the Collateral and the Collateral Documents as reasonably requested by any holder, including without limitation all opinions of counsel, title work, surveys, environmental reports and other documents and requirements requested by any holder of the Notes.

(c)           The Company agrees that it will promptly notify the holders of the Notes of the formation, acquisition or existence of any Domestic Subsidiary that has not executed a Subsidiary Guaranty and Collateral Documents or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents.  The Company agrees that it will promptly execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the request of the Collateral Agent or the Required Holders, such additional Collateral Documents, Subsidiary Guaranties and other agreements, documents and instruments, each in form and substance satisfactory to the Required Holders, sufficient to grant the Subsidiary Guaranties and Liens contemplated by this Agreement and the Collateral Documents.  The Company shall deliver, and cause each Subsidiary Guarantor to deliver, to the Collateral Agent all original instruments payable to it with any endorsements thereto required by the Required Holders.  Additionally, the Company shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the request of the Collateral Agent or the Required Holders, such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Collateral Agent or the Required Holders may reasonably request in connection therewith.  The Company shall use its best efforts to cause each lessor of real property to it or any Subsidiary where any material Collateral is located to execute and deliver to the Collateral Agent an agreement in form and substance reasonably acceptable to the Required Holders duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Collateral Agent to enter such premises in connection therewith.  The Company shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, promptly upon the reasonable request of the Required Holders, such agreements and instruments evidencing any intercompany loans or other advances among the Company and its Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default or Event of Default unless otherwise agreed to by the Required Holders.

Section 9.10          General Indemnity.   The Company will at all times protect, indemnify and save harmless the Collateral Agent, each holder and each of their respective officers, directors, employees, agents and representatives (referred too herein as the “Indemnitees”) from and against all liabilities, obligations, claims, judgments, damages, penalties, fines, assessments, losses, indemnities, contributions, causes of action, costs and expenses (including, without limitation, the fees and expenses of attorneys, auditors and consultants) imposed upon or incurred by or asserted against the Indemnitees on account of (a) any failure of the Company or any Subsidiary or any employee or agent of any thereof to comply with any of the terms, covenants, obligations or prohibitions of this Agreement or any other Transaction Document, (b) any breach of any representation or warranty of the Company or any Subsidiary set forth in this Agreement or in any other Transaction Document or any certificate delivered by the Company or any Subsidiary pursuant hereto or thereto, or any claim that any statement, representation or warranty of the Company or any Subsidiary in any of the foregoing documents contains or contained any untrue or misleading statement of material fact or omits or omitted to state any material facts necessary to make the statements made therein not misleading in light of the circumstances under which they were made, (c) any action, suit, claim, proceeding or investigation of a judicial, legislative, administrative or regulatory nature arising from or in connection with the Collateral, including without limitation (1) the presence, escape, seepage, leakage, discharge, emission, release, removal or threatened release, or disposal of any Hazardous Materials and (2) any violation of any law, ordinance or governmental rules or regulations including without limitation any Environmental Law, (d) any suit, action, administrative proceeding, enforcement action, or governmental or private action of any kind whatsoever commenced against the Company, any Subsidiary or any Indemnitee which might adversely affect the validity or enforceability of this Agreement or any other Transaction Document or the performance by the Company or any Subsidiary of any of its obligations hereunder or thereunder or (e) any loss or damage to property or any injury to or death of any Person that may be occasioned by any cause whatsoever pertaining to any Collateral or the use thereof, and shall further indemnify and save harmless the Indemnitees from and against (1) all amounts paid in settlement of any litigation commenced or reasonably threatened against any Indemnitee that falls within the scope of clauses (a) through (e) above, and (2) all expenses reasonably incurred in the investigation of, preparation for or defense of any litigation, proceeding or investigation of any nature whatsoever that falls within the scope of clauses (a) through (e) above, commenced or reasonably threatened against the Company, any Subsidiary or any Indemnitee.

Section 9.11.        Most Favored Lender Status.  If the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under, or amends, restates or otherwise modifies, any agreement creating or evidencing any Debt of the Company or any Subsidiary, or any refinancing or extension of all or any portion thereof, to include one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company, any Subsidiary or any of the holders of the Notes, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement.  The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.11, but shall merely be for the convenience of the parties hereto.

Section 9.12         Proceeds of certain Asset Sales; Casualties; and Issuance of Equity Interests.  The Company shall pay or cause to paid (1) 100% of the Asset Sale Net Proceeds and (2) 100% of the Equity Issuance Net Proceeds as a prepayment of the principal amount of the Advances (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date) in excess of $94,000,000 (up to the amount of such excess) and, if any Asset Sale Net Proceeds or Equity Issuance Net Proceeds remain thereafter, shall pay such remaining amounts to the Collateral Agent, to be held by the Collateral Agent in accordance with Section 4.2(b) of the Intercreditor Agreement as in effect on the date hereof (and giving effect to any amendment thereof only if agreed to by the Company) and applied to the Secured Obligations (as defined in the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Company) in accordance with the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Company.

As used herein, “Asset Sale Net Proceeds” means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 10.5(b), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the Second Amendment Effective Date, each payable and effective upon receipt of such Net Cash Proceeds.  As used herein, “Excluded Sales” means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the Second Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 10.23; (iv) revenues from licenses in existence on the Second Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, or (v) if the Company shall deliver to the holders a certificate of a Responsible Officer to the effect that the Company or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Company or its Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the determination required under the first sentence of this Section 9.12, provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 9.12.

As used herein, “Equity Issuance Net Proceeds” means 50% of all of the Net Cash Proceeds from issuance of any Equity Interests by the Company.”

1.19           Section 10 of the Note Purchase Agreement is amended and restated in its entirety as set forth on Annex I attached hereto.

1.20           Section 11 of the Note Purchase Agreement is amended by replacing references to “$20,000,000” in clauses (f) and (i) thereof with “$10,000,000”.

1.21           Section 11 of the Note Purchase Agreement is further amended by amending and restating clauses (c) and (e) thereof as follows:

“(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.8, Section 9.12, Sections 10.1 through Section 10.8, Sections 10.11 through 10.17 or Section 10.23; or

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(e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement, in the Subsidiary Guaranty, in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or”

1.22           Section 11 of the Note Purchase Agreement is further amended by replacing the period at the end of clause (k) thereof with “; or” and adding new clause (l) thereto as follows:

“(l)           any Collateral Document shall for any reason (other than solely as the result of an act or omission of a holder) fail to create a valid and perfected first priority security interest, subject to the Intercreditor Agreement, in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or, due to any action by the Company or any of its Subsidiaries not consented to by the Required Holders, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by the Company or any of its Subsidiaries not consented to by the Required Holders to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Company or any Guarantor shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document.”

1.23           Section 12.2 of the Note Purchase Agreement is amended by replacing the reference to “or in any Note” therein with “, in any Note or in any other Transaction Document”.

1.24           Section 15 of the Note Purchase Agreement is hereby amended and restated in its entirety:

“Section 15.          Expenses, Etc.

Section 15.1          Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend or cause the Collateral Agent to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document (including, without limitation, to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral) or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty, the Intercreditor Agreement or any other Transaction Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Subsidiary Guaranty, (c) all costs and expenses, including without limitation reasonable attorneys’ fees, preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Collateral Documents and the rights of the holders or of the Collateral Agent for the benefit of the holders, (d) all costs and expenses of CT Corporation incurred pursuant to Section 22.8 hereof, (e) the fees, costs and expenses of the Collateral Agent and (f) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO of the NAIC, provided, that such costs and expenses under this clause (f) shall not exceed $3,000.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.         Company Financial Advisor.  Upon the earliest to occur of (i) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending March 31, 2009 and calculated for the fiscal quarter then ending, being less than -$12,000,000, (ii) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending June 30, 2009 and calculated for the fiscal quarter then ending, being less than $5,000,000, (iii) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending September 30, 2009 and calculated for the fiscal quarter then ending, being less than $8,000,000, (iv) Consolidated Adjusted EBITDA, determined as of the end of any fiscal quarter thereafter and calculated for the fiscal quarter then ending, being less than $15,000,000, or (v) the occurrence of any Event of Default, then, at  the request of the Required Holders, the Company agrees to promptly engage at the Company’s sole cost a financial consultant selected by the Company and reasonably acceptable to the Required Holders (the “Company Financial Advisor”) with a scope of authority, and engaged pursuant to terms and conditions, in each case reasonably satisfactory to the Company and the Required Holders.  The Company shall provide the Company Financial Advisor with full onsite access to its books and records and the opportunity to discuss the financial condition, performance, financial statements and other matters regarding the Company and its Subsidiaries with their respective officers, managers, other employees, directors, independent accountants and financial advisors to permit the Company Financial Advisor to fully investigate any matter that arises during its review of the financial and other information of the Company and its Subsidiaries.  The Company Financial Advisor shall fully share its work product with the Company and the holders.

Section 15.3.         Noteholder Financial Advisor.  The Company agrees that the holders or their counsel may hire one consulting firm chosen by the Required Holders to act as financial advisor (the “Noteholder Financial Advisor”) to counsel for the holders and the Company  agrees to pay the fees and expenses of the Noteholder Financial Advisor, provided that such fees shall be market reasonable (as reasonably determined by the Required Holders) and expenses shall be incurred on a basis consistent with the Company’s current travel and entertainment policy in effect on the Second Amendment Effective Date and disclosed to the holders.  The Company and its Subsidiaries shall provide the Noteholder Financial Advisor with reasonable onsite access to their books and records during normal business hours and the opportunity to discuss the financial condition, performance, financial statements and other matters regarding the Company and its Subsidiaries with their respective officers, managers, other employees, directors, independent accountants and financial advisors to permit the Noteholder Financial Advisor to fully investigate any matter that arises during its review of the financial and other information of the Company and its Subsidiaries.  The Noteholder Financial Advisor shall have no duty to share its work product with, or accept instructions from, the Company, any Subsidiary or any Person working on their behalf.  If a Company Financial Advisor has been retained and the holders thereafter retain a Noteholder Financial Advisor, the holders agree that they will use reasonable efforts to limit any duplicative efforts between the Company Financial Advisor and the Noteholder Financial Advisor, as determined by the Required Holders.

Section 15.4          Survival.  The payment obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes, the Subsidiary Guaranty , the Intercreditor Agreement or any other Transaction Document, and the termination of this Agreement.”

1.25           Section 22.3 of the Note Purchase Agreement is amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement providing for any amount to be determined in accordance with GAAP, for all purposes of this Agreement the outstanding principal amount of any Debt of the Company or any Subsidiary of the type described in clause (a), (b), (c), (e) or (g) of the definition of “Debt” shall be equal to the actual outstanding principal amount thereof, except with respect to letters of credit or instruments serving a similar function, the actual face amount thereof, irrespective of the amount that might otherwise be accounted for under GAAP as the amount of the liability of the Company or any Subsidiary with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company shall not take into account any effect of marking any such outstanding Debt of the Company or any Subsidiary to market value.”

1.26           Schedule B to the Note Purchase Agreement is amended and restated in its entirety as set forth on Annex II attached hereto.

1.27           Exhibit 1 to the Note Purchase Agreement is amended and restated in its entirety as set forth on Exhibit 1 hereto.

1.28           Exhibit 2.2(a) to the Note Purchase Agreement is amended and restated in its entirety as set forth on Exhibits 2.2(a) hereto.

1.29           Schedule 5.15 to the Note Purchase Agreement is amended and restated in its entirety as set forth on Schedule 5.15 hereto.

1.30           New Schedules 10.2-A, 10.2-B 10.14, 10.15 and 10.21 are added to the Note Purchase Agreement in the form of Schedules 10.2-A, 10.2-B, 10.14, 10.15 and 10.21 attached hereto.

SECTION 2.          WAIVER.

Effective on the Effective Date, the Noteholders waive the Existing Events of Default.  The foregoing waiver shall be limited precisely as written and shall relate solely to the Note Purchase Agreement in the manner and to the extent described herein, and nothing in this Second Amendment shall be deemed to (a) constitute a consent to or waiver of any Defaults or Events of Defaults existing under the Note Purchase Agreement or any other Transaction Document (other than the Existing Events of Default) nor of compliance by the Company or any Subsidiary with respect to or any modification of any other term, provision or condition of the Note Purchase Agreement or any other Transaction Document, or (b) prejudice any right or remedy that the any holder may now have (after giving effect to the foregoing waiver) or may have in the future under or in connection with the Note Purchase Agreement or any other Transaction Document.

SECTION 3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:

(a)           each of this Second Amendment, the amended and restated Notes, the Collateral Documents and each of the other Transaction Documents has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)           each of the Note Purchase Agreement, as amended by this Second Amendment, the amended and restated Notes, the Collateral Documents and each of the other Transaction Documents constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)           the execution, delivery and performance by the Company of this Second Amendment, the amended and restated Notes, the Collateral Documents and each of the other Transaction Documents (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A)(1) violate any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including without limitation the Credit Agreement or 2006 Note Purchase Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3(c);

(d)           after giving effect to the waiver and amendments to the Note Purchase Agreement contained in this Second Amendment, all the representations and warranties contained in Section 5 of the Note Purchase Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors on and as of the date hereof;

(e)           after giving effect to the waiver and amendments to the Note Purchase Agreement contained in this Second Amendment, no Default or Event of Default shall be in existence;

(f)           The corporate existence of each of the Airedale Entities has been dissolved and terminated; and

(g)           neither the Company nor any of its Subsidiaries has paid or agreed to pay, and neither the Company nor any of its Subsidiaries will pay or agree to pay, any fees or other consideration for the amendments described in Section 4(c) below except as set forth in or required pursuant to such amendments.

SECTION 4.          CONDITIONS TO EFFECTIVENESS.

This Second Amendment shall not become effective until, and shall become effective on the date (the “Effective Date”) when, each and every one of the following conditions shall have been satisfied:

(a)           Each of the following shall have been delivered to each Noteholder, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to the Noteholders and dated the Effective Date unless otherwise indicated, and on the Effective Date in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)            executed counterparts of this Second Amendment, duly executed by the Company and the holders, shall have been delivered to the Noteholders;

(ii)           the amended and restated Notes, in the form of Exhibit 1 attached hereto;

(iii)           the Intercreditor Agreement, duly executed by the Collateral Agent, the Bank Agent, the Noteholders and the holders of the notes outstanding under the 2006 Note Purchase Agreement;

(iv)           the Subsidiary Guaranty, in the form attached hereto as Exhibit 2.2(a), duly executed by each Subsidiary Guarantor;

(v)           the Security Agreement, duly executed by the Company, each Subsidiary Guarantor and the Collateral Agent;

(b)           each Noteholder shall have received payment of the amendment fee due such holder as provided in Section 5.1 and counsel to the Noteholders shall have received payment of the fees and expenses due such counsel as provided in Section 5.2 hereof;

(c)           the Noteholders shall have received evidence satisfactory to them that a waiver and amendment to the Credit Agreement and the 2006 Note Purchase Agreement, each in form and substance satisfactory to the Noteholders, shall have been duly executed and delivered by the Company and the required other parties and shall be in full force and effect;

(d)           the Company shall have delivered a certificate of an Senior Financial Officer (i) attaching a copy of the January 2009 Financial Forecasts, and (ii) certifying that the January 2009 Financial Forecasts have been prepared by the Company on the basis of assumptions which the Company reasonably believes were reasonable when made in light of the historical performance of the Company and its Subsidiaries and reasonably foreseeable business conditions, and that no facts are known to the Company at the date thereof which, if reflected in the January 2009 Financial Forecasts, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein;

(e)           the representations and warranties of the Company set forth in Section 3 hereof shall be true and correct on the date of the effectiveness of this Second Amendment;

(f)           the Noteholders shall have received lien searches in respect of the Company and its Subsidiaries in form and substance satisfactory to the Noteholders;

(g)           the Noteholders shall have received copies of all chattel paper, instruments and documents of title in which the Collateral Agent has been granted a security interest and are then required under the Collateral Documents to be delivered to the Collateral Agent, together with the related transfer documents executed in blank, in each case received by the Collateral Agent, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to the Collateral Agent, duly filed in all offices necessary to perfect such security interests and liens or deemed by such Purchaser to be advisable, and all such other certificates, documents, agreements, recording and filings necessary to establish a valid and perfected first priority lien and security interest (subject only to Liens described in Section 10.4 of the Note Purchase Agreement) in favor of the Collateral Agent in all of the Collateral or deemed by the Required Holders or the Collateral Agent to be advisable;

(h)           the Company shall have delivered from insurance carriers acceptable to the Noteholders certificates of insurance in such forms and amounts acceptable to the Noteholders evidencing insurance required to be maintained under Section 9.2 of the Note Purchase Agreement or under any of the Collateral Documents under insurance policies with additional insured and loss payable clauses in favor of the Collateral Agent and acceptable to the Noteholders;

(i)           the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company and each Subsidiary Guarantor authorizing the execution, delivery and performance by the Company or such Subsidiary Guarantor of this Second Amendment, the amended and restated Notes, the Collateral Documents and the Subsidiary Guaranty, as applicable, to which it is a party, certified by its Secretary or an Assistant Secretary;

(j)           the Noteholders shall have received an opinion of counsel to the Company and the Subsidiary Guarantors in form and substance satisfactory to the Noteholders;

(k)           the Company shall have provided all other due diligence materials requested by the Noteholders; and

(l)           all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to the Noteholders, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 5.          AMENDMENT FEE; PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.

5.1           In consideration of the execution and delivery by the Noteholders of this Second Amendment, the Company agrees to pay to each holder of a Note on or before the Effective Date an amendment fee in an amount equal to 0.75% of the outstanding principal amount of the Notes held by such holder.

5.2           The Company agrees to pay upon demand, the reasonable fees and expenses of Schiff Hardin LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

SECTION 6.          MISCELLANEOUS.

6.1           This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.  The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.

6.2           Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

6.3           The Company represents and warrants that it is not aware of any claims or causes of action against any Noteholder or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Note Purchase Agreement, the Notes or any of the other Transaction Documents.  Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the "Releasing Parties"), hereby releases each Noteholder and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the "Released Parties"), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Second Amendment, the Note Purchase Agreement and the other Transaction Documents, all transactions relating to this Second Amendment, the Note Purchase Agreement or any of the other Transaction Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

6.4           The Company acknowledges and agrees that each Noteholder has fully performed all of its obligations under the Note Purchase Agreement and the other Transaction Documents, and that all actions taken by such Noteholder are reasonable and appropriate under the circumstances and within their rights under the Note Purchase Agreement and the other Transaction Documents.  The actions of each Noteholder taken pursuant to this Second Amendment and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them.  Nothing contained in this Second Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Company, its Subsidiaries, and the Noteholders.  The Company, its Subsidiaries, and the Noteholders agree that notwithstanding the provisions of this Second Amendment, each of the Company and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

6.5           The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

6.6           This Second Amendment shall be governed by and construed in accordance with New York law.

6.7           The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

* * * * *

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Name:	Bradley C. Richardson
Title:	Executive Vice President – Corporate Strategy and Chief Financial Officer

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

ACCEPTED AND AGREED TO:

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Phillip Hannifan
Name:	Phillip Hannifan
Title:	Investment Director

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

MODERN WOODMEN OF AMERICA

By:	/s/ Douglas A. Pannier
Name:	Douglas A. Pannier
Title:	Supervisor - Private Placements

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

THE PRUDENTIAL LIFE INSURANCE COMPANY LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ David S. Quackenbush
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ David S. Quackenbush
Title:	Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ David S. Quackenbush
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ David S. Quackenbush
Title:	Vice President

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

STANDARD INSURANCE COMPANY

By:	/s/ Julie Grandstaff
Name:	Julie Grandstaff
Title:	Vice President & Managing Director

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Julie Hoyer
Name:	Julie Hoyer
Title:	Senior Investment Officer

By:	/s/ Jeffrey T. Attwood
Name:	Jeffrey T. Attwood
Title:	Investment Officer

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher P. Prestigiacomo
Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:	/s/ James J. Stolze
Name:	James J. Stolze
Title:	Assistant Vice President

[Signature Page - Second Amendment to 2005 Note Purchase Agreement]

[FORM OF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, UNLESS SO REGISTERED, MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT OR IF SAID ACT DOES NOT APPLY.

MODINE MANUFACTURING COMPANY

Amended and Restated Secured Senior Note due September 29, 2015

No. [__________]	[Date]
$[_____________]	PPN 607828 D*8

FOR VALUE RECEIVED, the undersigned, Modine Manufacturing Company (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to [_______________________], or registered assigns, the principal sum of [__________________] DOLLARS (or so much thereof as shall not have been prepaid) on September 29, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof (a) at the Applicable Rate per annum from the date hereof, payable quarterly, on the twenty-ninth day of March, June, September and December in each year, commencing with the March 29, June 29, September 29 or December 29 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) the Applicable Rate plus 2.00% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in Chicago, Illinois as its “base” or “prime” rate payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Racine, Wisconsin, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 29, 2005 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1
(to Second Amendment to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and is guaranteed pursuant to one or more Subsidiary Guaranties executed by certain guarantors.  Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the obligations of the Company hereunder and reference is made to such Subsidiary Guaranties for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note (i) merely re-evidences the indebtedness previously evidenced by the Company’s 4.91% Senior Note, due September 29, 2015, No. R-[_____] (the “Existing Note”), (ii) is given in exchange for, and not as payment of, the Existing Note, and (iii) is in no way intended to constitute a novation of the Existing Note.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

E-1-2

Modine Manufacturing Company

By:
Name:
Title:

E-1-3

ANNEX I

SECTION 10.	Negative Covenants.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1         Limitations on Consolidated Total Debt.  The Company will not permit as of the last day of each fiscal quarter set forth below the ratio of (a) Consolidated Total Debt minus the amount of any cash collateral provided for any of the Secured Obligations, to (b) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters then most recently ended, to exceed the ratios set forth opposite such fiscal quarter:

Fiscal Quarter	Maximum Leverage Ratio
Fiscal quarter ending March 31, 2010	7.25 to 1.0
Fiscal quarter ending June 30, 2010	5.5 to 1.00
Fiscal quarter September 30, 2010	4.75 to 1.00
Fiscal quarter ending December 31, 2010	3.75 to 1.0
Fiscal quarters ending March 31, 2011 and June 30, 2011	3.50 to 1.0
Any fiscal quarter ending thereafter	3.00 to 1.0

Section 10.2          Limitations on Debt.  The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

(a)           the Notes;

(b)           the Notes (as defined in the 2006 Note Purchase Agreement);

(c)           the Loans and the Reimbursement Obligations (each as defined in the Credit Agreement as in effect on the Second Amendment Effective Date); provided that the aggregate principal amount of the Debt thereunder shall not at any time exceed $175,000,000 less (i) an amount not to exceed $15,000,000 equal to the amount by which the dollar equivalent of the Euro amount of any credit facility or facilities (based on commitments) entered into by the Modine Holding Consolidated Group exceeds $5,000,000, (ii) the aggregate amount of prepayments of the principal amount of the Advances (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date) made pursuant to Section 9.12 and (iii) 38.524590163% of the aggregate amount of all payments made to the Collateral Agent pursuant to Section 9.12.

(d)           Debt of a Subsidiary owed to the Company or to a Wholly-Owned Subsidiary to the extent permitted under Section 10.15;

Annex I-1

(e)           Debt described in Schedule 10.2-A not exceeding the commitment limits set forth therein, and extensions, renewals and replacements of any such Debt to the extent such extensions, renewals and replacements do not increase the outstanding principal amount thereof;

(f)           Receivables Transaction Attributed Indebtedness;

(g)           Debt, in addition to Debt permitted pursuant to subsections (a)-(f) above, of the Modine Holding Consolidated Group in an aggregate principal amount not to exceed €35,000,000; and

(h)           Debt, in addition to Debt permitted pursuant to subsections (a)-(g) above, in an aggregate amount at any time outstanding not to exceed $10,000,000.

Notwithstanding anything herein to the contrary, the Company will not permit or suffer to exist itself or any of its Subsidiaries (other than Modine Korea) to have any Guaranty, or any other liability or obligation of any kind, with respect to any Debt or any other obligation or liability of Modine Korea, except such Guaranty or other liability or obligation existing on the Second Amendment Effective Date and described on Schedule 10.2-B, but no increase in the amount thereof as reduced from time to time.

Section 10.3         Interest Expense Coverage Ratio.  The Company will not permit, at the end of any fiscal quarter set forth below, the ratio of (a) Consolidated Adjusted EBITDA for the period of the four consecutive fiscal quarters ended with such fiscal quarter, to (b) Consolidated Interest Expense for the period of the four consecutive fiscal quarters ended with such fiscal quarter, to be less than the amount set forth in the table below for such fiscal quarter:

Fiscal Quarter	Minimum Interest Expense Coverage Ratio
Fiscal quarter ending March 31, 2010	1.50 to 1.0
Fiscal quarter ending June 30, 2010	2.00 to 1.00
Fiscal quarter September 30, 2010	2.50 to 1.00
Any fiscal quarter ending thereafter	3.00 to 1.0

Section 10.4         Limitation on Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:

(a)           Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;

Annex I-2

(b)           Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Lien of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided that (i) any such Lien secures only amounts not due and payable or the payment of which is being contested in good faith by appropriate actions or proceedings and (ii) any such Lien does not materially impair the business of the Company and its Subsidiaries taken as a whole or the value of the related property for the purposes of such business;

(c)           any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(d)           Liens existing as of the date of Second Amendment Effective Date and described on Schedule 5.15 hereto;

(e)           survey exceptions or minor encumbrances, leases or subleases granted to others, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, (i) which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and (ii) which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such properties;

(f)           Liens created or incurred after the date of the Closing given to secure the payment of the purchase price incurred in connection with the acquisition or purchase or the cost of construction of property or of assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof or at the time of completion of construction, as the case may be, whether or not such existing Liens were given to secure the payment of the acquisition or purchase price or cost of construction, as the case may be, of the property or assets to which they attach; provided that (i) the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 180 days of the date of acquisition or purchase or completion of construction, as the case may be, (iii) at the time of acquisition or purchase or of completion of construction of such property or assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition or purchase (as determined by a Responsible Officer of the Company) or the cost of construction on the date of completion thereof, (iv) Debt secured by any such Lien shall have been created or incurred within the applicable limitations provided in Sections 10.1 and 10.2, (v) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Event of Default would exist and (vi) the aggregate outstanding amount of Debt secured by all such Liens shall not exceed $10,000,000 at any time;

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(g)           Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction;

(h)           Liens in favor of the Collateral Agent securing the Secured Obligations and subject to the Intercreditor Agreement;

(i)            Liens in favor of the Bank Agent in (1) property of Foreign Subsidiaries to secure the obligations of Foreign Subsidiaries that are borrowers under the Credit Agreement and (2) cash collateral accounts of the Company and its Domestic Subsidiaries with deposits not in excess of $10,000,000 in the aggregate securing obligations of the Company and Domestic Subsidiaries under Swap Contracts in existence prior to the Second Amendment Effective Date (but not extensions, renewals or rollovers thereof);

(j)             Liens on assets of the Modine Holding Consolidated Group securing Debt owing by the Modine Holding Consolidated Group and permitted under Section 10.2(g); and

(k)            in addition to Liens otherwise described in clauses (a) through (j) above, Liens securing an aggregate amount of Debt outstanding at any time of no more than $10,000,000.

Section 10.5          Sale of Assets.  The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets including, without limitation, pursuant to any Sale and Leaseback Transaction; provided that the foregoing restrictions do not apply to:

(a)           the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

(b)           the following sale, lease or other dispositions of assets:

(i)           sales of inventory in the ordinary course of business;

(ii)           sale or other disposition of Modine Korea, whether by sale of Equity Interests or assets, and other assets owned by Foreign Subsidiaries related to the Korean-based vehicular HVAC business; and

(iii)           leases, sales or other dispositions of property that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Company and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Event of Default shall have occurred and be continuing; and

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(iv)           any transfer of an interest in accounts or notes receivable and related assets permitted under Section 10.23.

provided that, in the case of any lease, sale or other disposition under clauses (ii), (iii) or (iv) of this Section 10.5(b), the proceeds of such any such lease, sale or other disposition are applied in accordance with Section 9.12.

Section 10.6          Mergers, Consolidations and Sales of Assets.  The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that any Subsidiary may sell substantially all its assets if such sale is permitted under Section 10.5(c) of this Agreement; and any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), the Wholly-owned Subsidiary shall be the surviving or continuing corporation or limited liability company.

Section 10.7          Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; and (b) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special purpose entity created to engage solely in a Qualified Receivables Transaction.

Section 10.8          Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.  The Company will not and will not permit any Subsidiary to discontinue or eliminate a business line or segment; provided that the foregoing limitation on the discontinuation or elimination of a business line or segment shall not prohibit the liquidation and dissolution of any Subsidiary or the discontinuation or elimination of any business line or segment, provided that (i) the Company shall have reasonably determined that such business line or segment being discontinued or eliminated is a non-core business of the Company and its Subsidiaries, (ii) any sale of assets relating to any discontinuation or elimination of any business line or segment or any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in Section 10.5 and the requirements under Section 9.12 and the other terms of this Agreement, and (iii) after giving effect to any such liquidation or dissolution or discontinuation or elimination of any business line or segment, no Default or Event of Default shall have occurred and be continuing or would be caused thereby.

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Section 10.9          Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person in violation of applicable Laws.

Section 10.10        [Intentionally Omitted].

Section 10.11        Minimum EBITDA.  The Company will not permit the Consolidated Adjusted EBITDA, determined as of the end of each fiscal quarter set forth below, to be less than the amount set forth opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated Adjusted EBITDA
Fiscal quarter ending March 31, 2009, as calculated for the fiscal quarter then ending	- $25,000,000
Fiscal quarter ending June 30, 2009, as calculated for the two consecutive fiscal quarters then ending	- $22,000,000
Fiscal quarter ending September 30, 2009, as calculated for the three consecutive fiscal quarters then ending	- $14,000,000
Fiscal quarter ending December 31, 2009, as calculated for the four consecutive fiscal quarters then ending	$1,750,000
Fiscal quarter ending March 31, 2010 and each fiscal quarter thereafter, as calculated for the four consecutive fiscal quarters then ending	$35,000,000

Section 10.12       Capital Expenditures.  The Company will not permit or suffer Consolidated Capital Expenditures in excess of (i) $30,000,000 for the fiscal quarter ending March 31, 2009, (ii) $65,000,000 for the fiscal year ending March 31, 2010, or (iii) $70,000,000 for any fiscal year ending thereafter; in each case in addition to any replacement or rebuilding of any real property or equipment from the Net Proceeds from any Event of Loss of real property or equipment as provided in clause (v) of the definition of Excluded Sales.

Section 10.13       Restricted Payments.  The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment except any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary.  The Company will not issue any Disqualified Stock.

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Section 10.14       Loans or Advances. Neither the Company nor any of its Subsidiaries shall make loans or advances to any Person except:

(a)          [Intentionally Omitted];

(b)          deposits required by government agencies or public utilities;

(c)           existing loans or advances between the Company and its Subsidiaries and between Subsidiaries described on Schedule 10.14 hereto, but no increase in the amount thereof (except to the extent increased amounts are permitted under another clause of this Section 10.14);

(d)           loans or advances from any Foreign Subsidiaries to the Company or any Subsidiary Guarantor, provided that such loans and advances are evidenced by documents satisfactory to the Required Holders and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Required Holders;

(e)           loans and advances between the Company and the Subsidiary Guarantors, provided that such loans and advances are evidenced by documents satisfactory to the Required Holders; and

(f)           loans and advances between Foreign Subsidiaries, provided that such loans and advances are (i) evidenced by documents satisfactory to the Required Holders and (ii) if such loans and advances are owing by a Foreign Subsidiary that is a borrower under the Credit Agreement or any Foreign Subsidiary guaranteeing the Secured Obligations of such Foreign Subsidiary that is a borrower under the Credit Agreement, subordinated to all Secured Obligations owing by such Foreign Subsidiary that is a borrower under the Credit Agreement on terms and by agreements satisfactory to the Required Holders; and

(g)           other loans and advances made in the ordinary course of business not exceeding $10,000,000 in the aggregate at any time outstanding;

provided that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c), (d), (e), (f) or (g) of this Section 10.14, no Default or Event of Default shall have occurred and be continuing. Notwithstanding anything herein to the contrary, the Company will not, nor will it permit any Subsidiary to, make any loans and advances to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Subsidiary Guarantor at any time on or after the Second Amendment Effective Date, provided that this provision shall not restrict loans and advances between members of the Modine Holding Consolidated Group.

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Section 10.15        Investments and Acquisitions.

(a)           The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)           Cash Equivalent Investments.

(ii)           (x) Existing Investments in Subsidiaries, but no increase in the amount thereof and (y) other Investments described in Schedule 10.15, but no increase in the amount thereof, as reduced from time to time.

(iii)           Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction.

(iv)           Swap Contracts; provided, that any transactions under any Swap Contract shall be entered into to hedge a risk exposure in the ordinary course of business of the Company or a Subsidiary and not for speculative purposes.

(v)           Loans and advances permitted by Section 10.14.

(b)           The Company and its Subsidiaries may make and have outstanding other Investments, provided that (i) no Default or Event of Default exists at the time such Investment is made or would be caused thereby and (ii) at no time shall the aggregate outstanding amount of all such other Investments existing and permitted under this Section 10.15(b) exceed $1,000,000.

Notwithstanding anything herein to the contrary, the Company will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments) to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Subsidiary Guarantor at any time on or after the Second Amendment Effective Date, provided that this provision shall not restrict Investments between members of the Modine Holding Consolidated Group.

Section 10.16        Dissolution.  Neither the Company nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Sections 10.5, 10.6 and 10.8.

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Section 10.17       Optional Payments and Modification of Debt.

(a)           The Company will not, nor will it permit any Subsidiary to, (i) reduce the commitment of the lenders under the Credit Agreement to make loans, issue letters of credit or provide other credit facilities, other than reductions to such commitments after the Second Amendment Effective Date in an aggregate amount not to exceed at any time the sum of (1) the aggregate amount of prepayments of the principal amount of the Advances (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date) made pursuant to Section 9.12 plus (2) 38.524590163% of the aggregate amount of all payments made to the Collateral Agent pursuant to Section 9.12 plus (3) an amount not to exceed $15,000,000 equal to the amount by which the dollar equivalent of the Euro amount of any credit facility of facilities (based on commitments) entered into by the Modine Holding Consolidated Group exceeds $5,000,000, and, (ii) shorten the maturity or termination date of any loans or other credit facilities of the Company or any Subsidiary under the Credit Agreement; (iii) amend or otherwise modify Section 2.3(c) or (d) of the Credit Agreement as in effect on the Second Amendment Effective Date, (iv) enter into any agreement restricting the ability of the Company and its Subsidiaries to amend or modify this Agreement or any other Transaction Document, except as provided in the Credit Agreement as in effect on the Second Amendment Effective Date; (v) enter into any agreement or arrangement requiring any defeasance of any kind of any Debt under the Credit Agreement or any of the other Loan Documents (as defined in the Credit Agreement) or (vi) pay or agree to pay any fee, interest or other compensation or consideration (other than as required under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement) delivered to the holders prior to the Second Amendment Effective Date) to the Bank Agent or any Bank.

(b)           The Company will not, nor will it permit any Subsidiary to, (i) make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other optional redemption of any Debt under 2006 Note Purchase Agreement, (ii) enter into any agreement or arrangement requiring any defeasance of any kind of any Debt under the 2006 Note Purchase Agreement or (iii) pay or agree to pay any fee, interest or other compensation or consideration (other than as required under the 2006 Note Purchase Agreement and the Transaction Documents (as defined in the 2006 Note Purchase Agreement) delivered to the holders prior to the Second Amendment Effective Date) to any holder of notes outstanding under the 2006 Note Purchase Agreement; unless in each case, and concurrently therewith, the Company makes an optional payment, defeasance, prepayment, repurchase or other optional redemption of the Notes, or pays a fee, interest or other compensation or consideration to the holders of the Notes, in each case in a pro rata amount in proportion to the respective outstanding principal amounts of the Notes and the Debt under 2006 Note Purchase Agreement immediately prior thereto.

Section 10.18       Communications with Accountants.  The Company authorizes each holder to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the each holder information relating to the Company and its Subsidiaries with respect to the business, results of operations and financial condition of the Company or any of its Subsidiaries.

Section 10.19        Deposit Accounts.  The Company shall, and shall cause each of its Domestic Subsidiaries to, maintain a Lender (as defined in the Credit Agreement) or any of their respective Affiliates as their sole depository bank, including for the maintenance of all operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their respective businesses, provided that with respect to all operating, administrative, cash management, collection activity, and other deposit accounts of the Company and the Domestic Subsidiaries, the Company shall have up to 60 days after the Second Amendment Effective Date (or such later date agreed to by the Required Holders) to comply with the terms of this Section 10.19, provided that for administrative convenience the Company may maintain existing local deposit accounts at all times thereafter, not to exceed $100,000 in aggregate amount for all such accounts of the Company and its Domestic Subsidiaries.

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Section 10.20       Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary; provided that the foregoing shall not apply to: (a) restrictions and conditions imposed on the Modine Holding Consolidated Group in connection with Debt permitted under Section 10.2(g), (b) restrictions and conditions imposed in connection with a material economic benefit provided to any Foreign Subsidiary by a governmental authority, (c) restrictions in the Credit Agreement and the 2006 Note Agreement, each as in effect on the Second Amendment Effective Date and (d) restrictions and conditions imposed by law.

Section 10.21       Environmental Matters. The Company will not, and will not permit any other Person to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from any of its property any Hazardous Materials except for Hazardous Materials disclosed on Schedule 10.21 hereto and by this reference made a part hereof and which are used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in compliance with all applicable Environmental Laws, except where such non-compliance would not have a Material Adverse Effect.  The Company agrees that upon the occurrence of an Environmental Release it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so.  Promptly, and in any event within 15 Business Days after the Company obtains knowledge thereof, the Company shall furnish to the holders written notice of all material Environmental Liabilities, pending, threatened or anticipated material Environmental Proceedings, and material Environmental Releases at, on, in, under or in any way affecting it, any Subsidiary or any of its or their property or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

Section 10.22       Change in Fiscal Year.  The Company will not change its fiscal year (including any of its fiscal quarters) without (a) providing the holders with prior written notice of such change; and (b) executing and delivering to the holders, prior to such change, such amendments to this Agreement and the other Transaction Documents as the holders may reasonably deem necessary and appropriate as a result of such change in fiscal year.

Section 10.23       Sale of Accounts.  The Company will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except (a) sale or assignment of accounts for collection purposes in the ordinary course of business, (b) sale or assignment of trade notes receivable or accounts receivable of the Company’s Foreign Subsidiaries in the ordinary course of business provided that the aggregate outstanding amount thereof does not exceed $15,000,000 (based on the amount of obligations outstanding under the legal documents entered into as part of such sales or assignments that would be characterized as principal if such sales or assignments were structured as a secured lending transaction rather than as a sale or assignment), and (c) Qualified Receivables Transactions.

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ANNEX II

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender under any agreement with respect to any Debt of the Company or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Debt thereunder (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 9 or 10 of this Agreement, or related definitions in Schedule B to this Agreement.

“Additional Default” shall mean any provision contained in any agreement with respect to any Debt of the Company or any Subsidiary or any agreement for the refinancing or extension of all or a portion of the Debt thereunder which permits the holders of such Debt to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Debt thereunder or any agreement for the refinancing or extension of all or a portion of the Debt thereunder prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any agreement with respect to any Debt of the Company or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule B to this Agreement.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Airedale Entity” and “Airedale Entities” are defined in Section 5.20.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg, 49, 079 (2001), as amended.

“Applicable Rate” shall mean (a) until the Second Amendment Effective Date, 4.91% and (b) on and after the Second Amendment Effective Date (i) during a Credit Rating Adjustment Period and provided no Default or Event of Default has occurred and is continuing, 7.50% and (ii) 10.00% at all other times.

“Bank Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent under the Credit Agreement, and its successors and assigns in that capacity.

“Banks” means JPMorgan Chase Bank, N.A., Bank of America, N.A., M&I Marshall & Ilsley Bank, Wells Fargo Bank, N.A., Dresdner Bank AG, U.S. Bank, National Association, Comerica Bank and the other lending parties to the Credit Agreement from time to time, and their respective successors and assigns from time to time.

“Brazil Holdback” means the contingent obligation of the Company to the former owners of Modine do Brasil Sistemas Termicos Ltda. in the amount of $2,000,000.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois or New York, New York are required or authorized to be closed.

“Capital Expenditures” means for any period all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Debt) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) with respect to Investments of a Foreign Subsidiary only, direct obligations of such Foreign Subsidiary’s Domestic National Government maturing within one year, (iii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iv) demand deposit accounts maintained in the ordinary course of business, (v) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (vi) repurchase agreements or like investment vehicles, in each case rated A-1 or better by S&P or P-1 or better by Moody’s and having a maturity date not greater than 270 days; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” is defined in Section 8.7.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall mean all assets of the Company and each of its Subsidiaries in which a Lien is required to be granted to secure the Notes.

“Collateral Agent” means JPMorgan in its capacity as collateral agent under the Intercreditor Agreement and the Collateral Documents, and its successor and assigns in that capacity.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and all other agreements or documents granting or perfecting a Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Intercreditor Agreement or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended or modified from time to time.

“Company” means Modine Manufacturing Company, a Wisconsin corporation.

“Company Financial Advisor” is defined in Section 15.2.

“Confidential Information” is defined in Section 20.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Adjusted EBITDA” means, as to any Person and with reference to any period, Consolidated EBIT plus, to the extent deducted in determining Consolidated Net income, depreciation and amortization, all calculated for such Person and its Subsidiaries on a consolidated basis.  “Consolidated Adjusted EBITDA” for any period, as to any Person, shall be calculated to be the actual amount for such period for such Person and its Subsidiaries; provided, upon the consummation of any Acquisition, for calculations made from and after such Acquisition, Consolidated Adjusted EBITDA shall be calculated on a pro forma basis including the target’s historical Consolidated Adjusted EBITDA for the applicable period using historical financial statements obtained from the seller, broken down by fiscal quarter in such Person’s reasonable judgment (the amounts from which may be adjusted solely as may be necessary to comply with GAAP).

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for such Person and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, (a) excluding (i) any non-cash charges or gains which are unusual, non-recurring or extraordinary, (ii) any non-cash charges or gains related to exchange gains or losses on intercompany loans or to the Brazil Holdback, (iii) for purposes of Sections 10.1, 10.3, 10.11 and 10.12 only, Restructuring Charges subject to the limits set forth in the definition of Restructuring Charges, and (iv) fees and expenses incurred by or for the account of the Company with respect to any Financial Advisor engaged pursuant to Sections 15.2 and 15.3 or pursuant to Section 9.6(d) or (e) of the Credit Agreement; and (b) including, to the extent not otherwise included in the determination of Consolidated Net Income, all cash dividends and cash distributions received by the Company or any Subsidiary from any Person in which the Company or such Subsidiary has made an investment; provided, however, that for any calculation of Consolidated Net Income for any period commencing on or after April 1, 2009, Modine Korea shall not be included as a Subsidiary of the Company.

“Consolidated Total Assets” means as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, at any time, all Debt of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP at such time, including Receivables Transaction Attributed Indebtedness of any Subsidiary or other Person to whom interests in accounts, notes receivable and rights related thereto have been sold, conveyed or otherwise transferred by the Company or any Subsidiary in connection with a Qualified Receivables Transaction, whether or not such Subsidiary or other Person is consolidated with the Company under GAAP.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 18, 2008, among the Company, the Foreign Subsidiaries named therein, the Bank Agent and the Banks, and as further amended, restated, supplemented or otherwise modified from time to time.

“Credit Rating Adjustment Period” means any period during which the Company’s long-term unsecured and non-credit enhanced indebtedness is rated not less than “BBB” by S&P, Fitch or DBRS or not less than “Baa2” by Moody’s, and evidence thereof, in form and substance satisfactory to the Required Holders, shall have been delivered to the holders of the Notes.

“DBRS” means Dominion Bond Rating Agency or any successor thereto.

“Debt” with respect to any Person mean, at any time, without duplication,

(a)           its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)           all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)           the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)           Receivables Transaction Attributed Indebtedness of such Person; and

(h)           any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after December 7, 2017.

“Domestic National Government” means, with respect to a Foreign Subsidiary, the national government of the country in which the Foreign Subsidiary’s principal place of business is located.

“Domestic Subsidiary” means each Subsidiary of the Company that is organized under the laws of the United States of America or any state, territory or possession thereof.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Environmental Liabilities” means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Company and each of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

“Environmental Proceeding” means any judicial or administrative proceeding arising from or in any way associated with any Environmental Law.

“Environmental Release” means releases as defined in CERCLA or under any other Environmental Law.

“Equity Interests” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Event of Loss” means, with respect to any property of the Company and its Subsidiaries, any loss, destruction or damage of such property or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Sales” is defined in Section 9.12.

“Fitch” shall mean Fitch, Inc. or any successor thereto.

“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)           the government of The United States of America or any State or other political subdivision thereof, or

(b)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(c)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement among the Collateral Agent and the Secured Parties, dated as of the Second Amendment Effective Date, as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“January 2009 Financial Forecasts” means the financial forecasts provided to the holders by the Company on January 25, 2009 and the Quarterly EBITDA Sensitivity Analysis provided to the holders by the Company on February 5, 2009.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Transaction Document to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty or any other Transaction Document.

“Memorandum” is defined in Section 5.3.

“Modine Holding Consolidated Group” means Modine Holding GmbH and its Subsidiaries existing as of the Second Amendment Effective Date.

“Modine Korea” means Modine Korea, LLC, a wholly owned Subsidiary of the Company.

“Moody’s” mean Moody's Investors Services, Inc., including the NCO/Moody's Commercial Division, or any successor Person.

“Mortgaged Properties” shall mean the real, personal and mixed properties subject to any Mortgage.

“Mortgages” means each mortgage, deed of trust and similar agreement and any other agreement from the Company or any Subsidiary Guarantor granting a Lien on any of its real property, each in form and substance acceptable to the Required Holders and as amended or modified from time to time, entered into by the Company or any Subsidiary Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Cash Proceeds” means, without duplication, in connection with any issuance of any Equity Interests or any sale, license, lease or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such issuance, sale, settlement or payment, net of (i) direct costs relating solely to such issuance, sale, other disposition or settlement, including sales commissions and reasonable and documented attorneys’ fees, accountants’ fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Collateral Agent for the benefit of the Collateral Agent and the Secured Parties) and (iii) taxes paid or reasonably estimated to be payable as a result thereof.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.7.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto on a limited recourse basis, provided that (i) such sale, conveyance or transfer qualifies as a sale under GAAP and (ii) the aggregate outstanding Receivables Transaction Attributed Indebtedness for all Qualified Receivables Transactions (including those listed on Schedule 10.2-A and any other Qualified Receivables Transaction at any time, but excluding sales or assignments of trade notes receivable or accounts receivable of the Company’s Foreign Subsidiaries permitted under Section 10.23(b)) shall not exceed $15,000,000.

“Receivables Transaction Attributed Indebtedness” means the aggregate amount of obligations outstanding under the legal documentation entered into as part of any Receivables Transaction on any date of determination that would be characterized as principal if such Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution on any shares of such Person’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any Stock Purchase Restricted Payment.

“Restructuring Charges” means certain cash charges related any restructuring program of the Company and its Subsidiaries subject to the following limitations:

(a) such charges specifically relate to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees, retained restructuring consulting; equipment transfer; employee outplacement; environmental services; and employee insurance and benefits continuation.

(b) the aggregate amount of all Restructuring Charges shall not exceed $14,000,000 for all times after December 31, 2008.

“S&P” means Standard and Poor's Ratings Group and its successors.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any Subsidiary shall sell, transfer or otherwise dispose of any property owned by the Company or any Subsidiary to any Person other than the Company or a Subsidiary and thereupon the Company or any Subsidiary shall lease or intend to lease, as lessee, the same property or any part thereof.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Amendment” means the Second Amendment to this Agreement dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” shall mean February 17, 2009.

“Secured Obligations” means the “Secured Obligations”, as defined in the Intercreditor Agreement.

“Secured Parties” shall mean the “Secured Parties” as defined in the Interecreditor Agreement.

“Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreements” means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from the Company or any Subsidiary Guarantor granting a Lien on any of its personal property (including without limitation any Capital Stock owned by the Company or any Subsidiary Guarantor), each in form and substance acceptable to the Required Holders and as amended or modified from time to time, entered into by the Company or any Subsidiary Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

“Senior Financial Officer” means the chief financial officer, treasurer or controller of the Company.

“Significant Subsidiary” means any Subsidiary that, together with its subsidiaries, owns consolidated total assets with a value of greater than $1,000,000 at any time.

“Stock Purchase Restricted Payment” means, with respect to any Person, any net payment declared or made on account of the purchase, redemption, retirement, acquisition or sale of (a) any shares of such Person’s capital stock or (b) any option, warrant or other right to acquire shares of such Person’s capital stock.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means Modine, Inc., Modine ECD, Inc. and any Subsidiary which is required to become a Subsidiary Guarantor pursuant to the requirements of Section 9.8.

“Subsidiary Guaranty” means that certain Guaranty, dated as of the Second Amendment Effective Date, by Modine, Inc. and Modine ECD, Inc. in favor of the holders, together with any joinders thereto, as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Subsidiary Stock” means, with respect to any Person, the stock or other equity interests (or any options or warrants to purchase stock or other equity interests or other Securities exchangeable for or convertible into stock or other equity interests) of any subsidiary of such Person.

“Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, property which represents more than 15% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 15% of the consolidated net revenues of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelvemonth period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“SVO” means the Securities Valuation Office of the NAIL or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Transaction Documents” means this Agreement, the Notes, the Subsidiary Guaranties, the Collateral Documents, the Intercreditor Agreement and any other agreements or instruments executed in connection herewith at any time.

“2006 Note Purchase Agreement” means the Note Purchase Agreement dated as of December 7, 2006 between the Company and the purchasers named therein, as amended to date, and as it may be further amended, modified, supplemented, restated, refinanced or replaced from time to time.

“2005 Note Agreement Allocated Share” means, at any time, a portion equal to a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of (a) the outstanding principal amount of the Notes, (a) the outstanding principal amount of the Notes (as defined in the 2006 Note Purchase Agreement), and (c) the greater of (i) the Aggregate Outstanding Credit Exposure (as defined in the Credit Agreement as in effect on the date hereof) at such time and (ii) the average daily Aggregate Outstanding Credit Exposure (as defined in the Credit Agreement as in effect on the date hereof) during the twelve month period immediately prior to such time.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.